SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Delaware Enhanced Global Dividend and Income Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Jason Beckett

Jeremy Benkiewicz

Stephen J. Flanagan

Frederic Gabriel

Paul Kazarian

Thomas H. McGlade

Nitin Sapru

Pierre Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exhibit 1

SHAREHOLDERS OF DELAWARE ENHANCED GLOBAL
DIVIDEND & INCOME FUND (“DEX”)

LESS THAN TEN DAYS BEFORE THE MEETING!! IT IS NOT TOO LATE TO VOTE!!

It is critical that you sign, date and mail the GOLD proxy card today. Your proxy vote must be received before August 22nd or it will not be counted.

DEX 2017 Expense Ratio was 2.38%

Fees across the industry have declined significantly. In fact, 2017 was the largest year-over-year decline in expense ratios since Morningstar began tracking this trend in 2000. Yet, DEX’s high fees have barely changed because, we believe that, shareholders have not held DEX and its board accountable1.

These fees compound over time and they have significantly diminished our return. A comparison with other manager’s open-end mutual funds and exchange-traded funds shows just how high DEX’s annual fees are. Remember you are paying fees every year!

Manager[2]	Asset-Weighted Average Fees
Vanguard	.10%
American Funds	.64%
Fidelity Investments	.53%
iShares	.25%
State Street	.16%
T. Rowe Price	.69%
Dimensional Fund Advisors	.35%
Franklin Templeton	.85%
PIMCO	.64%
JP Morgan	.68%

DEX	2.38%

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. Your vote will help allow us to get you the value you deserve for your investment.

Sincerely,

Saba Capital Management, L.P.
212-542-4646

______________________

1 DEX’s ratio of expenses before interest expense to adjusted average net assets (excluding debt outstanding) for the years ended Nov. 30, 2017, 2016, 2015, 2014 and 2013 were 1.12%, 1.19%, 1.14%, 1.13% and 1.15%, respectively (DEX Annual Report on Form N- CSRS, filed on 2/2/2018)

2 https://www.morningstar.com/content/dam/marketing/shared/pdfs/Research/USFundFeeStudyApr2018.pdf?cid=EMQ_